EXHIBIT 1.1

CONFIDENTIAL

May 7, 2021

Calum Hughes

Chief Executive Officer and Director

Allied Corp.

1405 St. Paul St., Suite 201

Kelowna, British Columbia, Canada VIY 9N2

Re: Proposed Pre-IPO, Initial Public Offering, and Corporate Finance Transactions

Dear Mr. Hughes:

Boustead Securities, LLC together with its subsidiaries and affiliates (collectively, “Boustead”), is pleased to submit the following agreement (the “Agreement”) for Allied Corp., its subsidiaries, affiliates and or any other corporate entities that may be utilized from time to time (“the Company”), with respect to the planned corporate financing transactions, including the private placement of securities (“pre-IPO Financings”) and the initial public offering of the Company stock which may include offerings pursuant to exemptions from registration under United States Securities Act of 1933, including, but not limited to Regulations D, A, and a Regulation A+ offering (“IPO”) that will be applied for listing on NASDAQ/NYSE.

This Agreement supersedes, in its entirety, that previous agreement (the “Predecessor Agreement”), between Boustead and the Company dated March 31, 2021.

This Agreement states certain conditions and assumptions upon which the proposed pre-IPO Financings, and IPO to be underwritten by Boustead, will be based. Boustead is pleased to act as exclusive financial advisor to the Company (“Advisor”) in connection with the Company’s intention to pursue the corporate finance activities described in this Agreement or any combination thereof (any such activities in Sections 2 below henceforth being referred to as a “Transaction”).

Boustead acknowledges and agrees that the Company has a current Regulation 506(c) private placement (the “Current Private Placement”) open. The Company has agreed to close the Current Private Placement on May 14, 2021.

The final terms of the Financings before qualification of the Regulation A+ financing as well as the Regulation A+ financing will be dictated by pre-existing investor interest, market conditions and ultimately the financial performance of the Company and its consolidated subsidiaries prior to the date of the offering documents in the case of the pre-IPO Financings, or the date that the Securities and Exchange Commission (“SEC”) shall declare the Company’s Form 1-A or S-1 registration statement for the IPO to be effective in the case of the IPO (the “Offering Date”).

{02864895;1}

Boustead Securities, LLC	Direct phone:	+1 949 295-1580
6 Venture, Suite 395	Email:	keith@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com
530116.v3

Page | 2

It is our intent, in the case of a Regulation A+ Offering, immediately prior to the Offering Date to enter into an Underwriting Agreement with the Company. Boustead will act as lead underwriter for the IPO on a “best efforts” basis. We reserve the right to bring in such other co-managers and selected dealers for the offering as we shall determine who shall be reasonably acceptable to the Company. The Underwriting Agreement and related agreements shall contain such terms and conditions as are customarily contained in agreements of such character.

This Agreement will confirm the understanding and agreement between Boustead and the Company as follows:

1.

Authority: Boustead shall have no authority to enter into any commitments on the Company’s behalf, or to negotiate the terms of any transaction, or to hold any funds or securities in connection with any transaction or to perform any other acts on behalf of the Company without the Company’s express written consent.

2.	Fees and Expenses: In connection with the services to be rendered hereunder, and subject to FINRA approval, the Company agrees to pay Boustead the following fees and expenses:

a)	Success Fees:

i.

Engagement Fee. The Company agrees to pay Boustead a non-refundable fee (“Engagement Fee”) of Twenty Thousand Dollars USD ($20,000) in cash on June 1, 2021. The Company has paid Boustead the Twenty Thousand Dollars USD ($20,000) due upon execution of the Predecessor Agreement, and an additional Twenty Thousand Dollars USD ($20,000) due to Boustead per the Predecessor Agreement on May 1, 2021.

ii.

Transactions: Other than in the Company’s normal course of business activities, upon the closing of any sale, merger, acquisition, joint venture, strategic alliance, or other similar agreements as to which Boustead participates either as an investment banker, provides the introduction, or participates as an advisor, the Company shall pay to Boustead compensation based as a percentage fee of the Aggregate Consideration (as defined below) calculated as follows:

•	10.0% for Aggregate Consideration of less than USD$10,000,000 plus

•	8.0% for Aggregate Consideration between USD$10,000,000 – USD$25,000,000, plus

•	6.0% for Aggregate Consideration between USD$25,000,001 – USD$50,000,000, plus

•	4.0% for Aggregate Consideration between USD$50,000,001 – USD$75,000,000, plus

•	2.0% for Aggregate Consideration between USD$75,000,001 – USD$100,000,000, plus

•	1.0% for Aggregate Consideration above USD$100,000,000

{02864895;1}

Boustead Securities, LLC	Direct phone:	+1 949 295-1580
6 Venture, Suite 395	Email:	keith@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com
530116.v3

Page | 3

“Aggregate Consideration” is defined as the Transaction consideration including, but not limited to, (i) the value of the Transaction, including consideration whether in cash, stock or in-kind, received by and/or paid by the Company, (ii) the total amount of indebtedness for borrowed funds, capitalized lease obligations and non-trade liabilities of the Company that are either assumed by the acquirer, redeemed or otherwise satisfied in connection with the transaction; and (iii) the amount of any contingent payments, including, without limitation, earn-outs and future royalties payable in connection with the transaction, if and when paid, and at the option of the Company if such Aggregate Consideration is not cash may be paid in kind.

iii.

Financing: For each and any investment Transaction, pre-IPO, IPO, or otherwise (but which for greater certainty does not include the Current Private Placement), including any common stock, preferred stock, convertible stock, LLC or LP Memberships, debt, convertible debentures, convertible debt, debt with warrants or any other securities convertible into Common Stock, any form of debt instrument involving any form of equity participation, and including the conversion or exercise of any securities sold in any Transaction, Boustead shall receive upon each investment Transaction closing a success fee payable as follows (the “Success Fee”):

•	A cash fee equal to seven percent (7%) of the gross amount actually received by the Company at each such investment Transaction closing; plus

•	warrants to acquire a number of securities equal to seven percent (7%) of the number of securities sold at each such closing of investment Transaction; plus

•

in the event that warrants or other rights are issued in the Transaction, warrants or other rights to acquire seven percent (7%) of the shares issuable upon exercise of the warrants or other rights; plus

•

in the event that debt or convertible debt is issued in the Transaction, warrants to acquire a number of shares of Common Stock equal to the seven percent (7%) of the gross amount actually received by the Company or the amount of the debt facility received by the Company in a debt Financing, as applicable,

•

the warrant exercise price shall be equal to the lower of the price per share paid by Investors in a Financing, the conversion price per share in the event convertible note or security is issued in the Financing, or the exercise price of any securities issued in the Financing.

{02864895;1}

Boustead Securities, LLC	Direct phone:	+1 949 295-1580
6 Venture, Suite 395	Email:	keith@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com
530116.v3

Page | 4

iv.	Excluded Issuances. Notwithstanding anything herein to the contrary, no Success Fee shall be due in connection with the issuance or sale of Common Stock or other securities:

•

for compensatory or incentive purposes to officers, employees or directors of, or consultants to, the Company or any of its affiliates including, without limitation, the grant of stock options, deferred share units, restricted share units or restricted shares, duly adopted for such purposes by a majority of the non-employee members of the Board of Directors of the Company (the “Board”) or a majority of the members of the committee of nonemployee members of the Board established for such purpose;

•

pursuant to a rights offering by the Company or pursuant to a shareholder rights plan of the Company that is carried out on a pro rata basis among all holders of the applicable class of securities of the Company;

•	upon the exercise, conversion or exchange of any securities exercisable, convertible or exchangeable for or into shares of Common Stock;

•

as a result of the consolidation or subdivision of any securities of the Company, or as a special distribution or stock dividend or similar transaction that is carried out on a pro rata basis among all holders of the applicable class of securities of the Company.

b)

Accountable Expenses: The Company also agrees to reimburse Advisor, promptly when invoiced, for all of its reasonable out-of-pocket expenses in connection with the performance of its services hereunder, regardless of whether a Transaction occurs, including the following estimated expenses, with the aggregate amount of its out-of- pocket expenses as follows:

i.

Underwriters’ legal counsel fees of: (i) up to a maximum of USD $50,000 in cash as follows: (a) $10,000 upon execution of this Agreement and (b) $15,000 shall be paid upon the first filing of the Company’s registration statement with the SEC; and (c) $25,000 upon the first closing of the Regulation A+ offering; plus

{02864895;1}

Boustead Securities, LLC	Direct phone:	+1 949 295-1580
6 Venture, Suite 395	Email:	keith@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com
530116.v3

Page | 5

ii.	USD$5,000 for background checks on the Company’s officers, directors and major shareholders.

Other than the above, any expense exceeding USD$1,000 shall be pre-approved in writing by the Company. Upon the earlier of the termination of this letter agreement or completion of a Transaction, the Company agrees to pay promptly in cash any undisputed and unreimbursed expenses that have accrued as of such date.

c.)

Warrants: Subject to compliance with applicable laws, including the policies of any applicable stock exchange, any and all warrants to be issued to Boustead will be due and issuable upon the closing of each Transaction and shall be issued to Boustead in conjunction with the closing of each Transaction (unless otherwise agreed to in writing). The warrants will be transferable within Boustead’s organization at Boustead’s discretion, but otherwise non-transferable. The warrants shall contain cashless exercise provisions, be exercisable from the date of issuance and for a term of five (5) years. The warrants and shall be non-callable and non-cancelable with immediate piggy-back registration rights, so that they are registered in the Form 1-A Registration Statement being filed by the Company for its Regulation A+ offering, as to be set forth in a piggyback registration rights agreement in customary form, to be executed upon their issuance. The warrants shall also have customary adjustment provisions for stock dividends, splits, etc.. The warrants will contain such other terms and conditions no less favorable to Boustead than the term and conditions of any warrants issued to the participants in the Transaction.

3.

Escrow: The cash portion of any Success Fees will be due and payable upon the closing of each pre-Regulation A+ Transaction and or the Regulation A+ financing and will be payable directly to Boustead from the escrow established for such closing or in such other manner as may be acceptable to Boustead. The Company shall establish and maintain an SEC compliant offering deposit or escrow account with Boustead affiliate Sutter Securities Clearing, LLC for the closing of any pre-Regulation A+ Transaction (which shall not include the Private Placement) or the Regulation A+ Financing, as applicable.

4.	Indemnification: The Company agrees to indemnify Boustead as set forth in Exhibit A annexed hereto and made a part hereof.

5.

Successors: This Agreement shall be binding upon any and all successors and assigns of the Company (including any corporation surviving any merger to which the Company is a party). Boustead shall be permitted to assign its rights or delegate its obligations hereunder only by operation of law as a result of the partial or total merger or consolidation of Boustead with another entity. Other than as set forth above, neither party may assign this Agreement without the prior written consent of the other party in its sole discretion.

{02864895;1}

Boustead Securities, LLC	Direct phone:	+1 949 295-1580
6 Venture, Suite 395	Email:	keith@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com
530116.v3

Page | 6

6.

Term: The term of this Agreement (the “Engagement Period”) will expire upon the earlier to occur of (i) eighteen (18) months from the date Boustead receives an executed copy of this Agreement from the Company or (ii) twelve (12) months from the final closing date of the Regulation A+ financing or (iii) the mutual written agreement of the Company and Boustead. The Engagement Period may be extended for additional six (6) month periods under the same terms and conditions as described herein by mutual written agreement of the Company and Boustead. Upon the termination or expiration of the Agreement, the Company shall pay Boustead any and undisputed and unpaid out-of-pocket expenses incurred up to the date thereof. In addition, upon termination or expiration of this Agreement, Boustead shall be entitled to a Success Fee(s), as defined above, if the Company completes a Transaction with a party whom Boustead had introduced to the Company during the Engagement Period, defined exclusively as investors whom the Company has spoken to by phone or in person, or had a substantive email dialogue with, as well as any investors that participated in any Transaction, and excluding those investors whom the Company can demonstrate were in communication with the Company prior to the effective date of the Regulation A+ financing, (collectively, the “Identified Parties”), during the twelve (12) month period following the termination or expiration of this Agreement.

7.

Termination: This engagement can be terminated under the following terms. By the Company and Boustead under mutual signature. By either party if given written notice to the other party of non-performance or breach of contract. This engagement will be considered terminated if the receiving party has not remedied the non-performance or breach of contract within thirty (30) days of the written notice.

8.

Future Services: In the event that a Transaction is consummated during the Engagement Period, the Company agrees that it shall provide Boustead the right of first refusal for two (2) years from the consummation of a Transaction to act as financial advisor on any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of the equity or assets of the Company, whether in conjunction with another broker-dealer or on the Company’s own volition, (collectively, “Future Services”). The Company shall notify Boustead of a proposed transaction subject to this Section 8 to enable Boustead to exercise its right of first refusal to provide Future Services, and Boustead shall notify the Company via email confirmation of its election to provide such Future Services within ten (10) business days of receiving notification from the Company including notification of the compensation and other terms to which Boustead claims to be entitled,. If Boustead elects to not participate in the Future Services transaction, no compensation will be due. If Boustead elects to participate in the Future Services transaction, Boustead will be compensated consistent with the terms of this Agreement.

{02864895;1}

Boustead Securities, LLC	Direct phone:	+1 949 295-1580
6 Venture, Suite 395	Email:	keith@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com
530116.v3

Page | 7

9.

Governing Law; Dispute Resolution: This Agreement shall be deemed to have been made in the State of Nevada and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of Nevada, without regard to the conflicts of laws rules of such jurisdiction. Any controversy or claim relating to or arising from this Agreement (a “Dispute") shall be settled, as applicable, in federal court located in Orange County, California. Should a Dispute not rise to meet the qualifications of filing in federal court in Orange County, California, then the Dispute shall be resolved by arbitration in accordance with the Arbitration Rules of the Financial Industry Regulatory Authority (“FINRA”) as such rules may be modified herein or as otherwise agreed by the parties in controversy. The forum for arbitration shall be in Orange County, California. Following thirty (30) days’ notice by any party of intention to invoke arbitration, any Dispute arising under this Agreement and not mutually resolved within such thirty (30) day period shall be determined by the arbitrators upon which the parties agree. In the event a suit, action, arbitration, or other proceeding of any nature whatsoever, including, without limitation, any proceeding under the U.S. Bankruptcy Code, is instituted by any party to interpret or enforce any provision of this Agreement, then the prevailing party shall be entitled to recover from the other parties its reasonable attorneys’, paralegals’, accountants’, and other experts’ fees, and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith.

10.

WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE AND AGREES NOT TO REQUEST A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.

USA Patriot Act: Boustead is committed to complying with U.S. statutory and regulatory requirements designed to combat money laundering and terrorist financing. The USA Patriot Act requires that all financial institutions obtain certain identification documents or other information in order to comply with their customer identification procedures.

12.

Confidentiality: All non-public information concerning the Company and its subsidiaries which is given to Boustead will be used by Boustead solely in the course of the performance of its services hereunder and Boustead and any retained advisors and agents will use commercially reasonable efforts for such information to be treated confidentially for as long as such information remains non-public. Except as otherwise required by law, Boustead will not use such information or disclose such information to a third party, other than its Representatives (as herein defined) who have a need to know such information in connection with the transaction contemplated by this Agreement and who agree to keep such information confidential.

This Agreement is for confidential use of the Company and Boustead only and may not be disclosed by the Company to any person other than its attorneys, accountants and financial advisors, and only on a confidential basis in connection with the proposed transaction or financing, except where disclosure is required by law or is mutually consented to in writing by Boustead and the Company.

{02864895;1}

Boustead Securities, LLC	Direct phone:	+1 949 295-1580
6 Venture, Suite 395	Email:	keith@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com
530116.v3

Page | 8

13.

Access to Information: In connection with Boustead activities the Company’s behalf, the Company agrees that it will furnish Boustead with all information concerning the Company and the Transaction that Boustead reasonably deems appropriate and that the Company will provide Boustead with reasonable access to its officers, accountants, attorneys and other professional advisors. The Company represents that all information made available to Boustead will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. In rendering its services hereunder, Boustead will be utilizing and relying on the information without independent verification thereof or independent appraisal of any of the Company’s assets.

14.

Disclosure: During the Engagement Period and for sixty (60) days thereafter, the Company agrees not to issue any press releases or communications to the public relating to this engagement or the Transactions without Boustead prior approval or unless otherwise required by law, which will not be unreasonably withheld or delayed, and the Company agrees that such press release will state that the transaction and/or financing was arranged by Boustead, unless the Company and Boustead mutually agree otherwise or unless otherwise required by law. The Company further agrees that Boustead may, at its own expense, publicize its services to the Company hereunder, including, without limitation, issuing press releases, placing advertisements and referring to the transaction or financing on Boustead’s website.

15.	Modification: This Agreement may not be modified or amended except in writing duly executed by the parties hereto.

16.

Notices. Any notices given hereunder shall be in writing and may be delivered by hand, e- mail, fax or first-class mail to the following addresses (or at such other email, fax number or address as shall hereafter be specified by such party by like notice):

If to the Company, to:

Calum Hughes, Chief Executive Officer and Director

Allied Corp.

1405 St. Paul St., Suite 201

Kelowna, British Columbia, Canada VIY 9N2

Email: calum@allied.health

With copy to

M. Richard Cutler

Cutler Law Group, P.C.

6575 West Loop South - Suite 500 Bellaire, TX 77401

(713) 888-0040

rcutler@cutlerlaw.com

In the case of Boustead:

Keith Moore, CEO

Boustead Securities, LLC

6 Venture, Suite 395

Irvine, CA 92618

Fax: 815-301-8099

Email: keith@boustead1828.com

{02864895;1}

Boustead Securities, LLC	Direct phone:	+1 949 295-1580
6 Venture, Suite 395	Email:	keith@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com
530116.v3

Page | 9

Notices shall be deemed to have been given contemporaneously in the case of fax or e- mail. Notices given by first class mail shall be deemed to have been given seven days after mailing. Evidence that the notice was properly addressed, stamped and mailed shall be prima facie evidence of mailing.

17.

Waiver. Neither Boustead’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by Boustead or the Company of any of their respective rights or privileges under this Agreement.

18.

Severability. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

19.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

20.

Entire Agreement. This Agreement (together with Exhibit A hereto) constitutes the entire agreement between the Company and Boustead. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein and shall be of no further force or effect.

21.

English Language. This Agreement is expressed in the English language. If this Agreement is translated by either party to another language for any purpose, the English language version shall govern over any translation in the event of any inconsistency, discrepancy or conflict in interpretation. All communications, notices, and other actions relating to this Agreement shall be in the English language.

{02864895;1}

Boustead Securities, LLC	Direct phone:	+1 949 295-1580
6 Venture, Suite 395	Email:	keith@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com
530116.v3

Page | 10

22.

Non-Circumvention. Other than as provided for herein, the Company agrees to NOT proceed with any operating relationship or transaction with any investors, introduced client, entities or persons or any other contact introduced by Boustead to the Company. The Company agrees to NOT to attempt to contact any Investors, entities or persons or any other contact introduced by Boustead to the Company without prior written approval from Boustead. This Section shall survive termination or expiration of the Agreement for a period of two years.

23.

Non-Solicitation. Absent the written consent of the other parties, no party will, during the term of this Agreement and continuing for a period of one (1) year from the date of termination of this Agreement, solicit or attempt to entice away, hire or engage any person who is at any time during the Engagement Period employed or engaged to perform services by the other party. Notwithstanding the foregoing, the restrictions in this Section shall not apply to employees or consultants who have been terminated by a party and are not subject to restrictive contractual obligations or covenants (including but not limited to any non- competition or garden leave provisions) with respect to such party.

24.

No Commitment or Guarantee. The execution of this Agreement does not constitute a commitment by Boustead or the Company to consummate any transaction contemplated hereunder and does not ensure the successful placement of securities of any investment vehicle or the success of Boustead with respect to finding any investors or the success with respect to any Funding. No promises or representations have been made except as expressly set forth in this Agreement and the parties have not relied on any promises or representations except as expressly set forth in this Agreement. Boustead does not guarantee that they will be successful in identifying or referring Investors and shall have no liability to the Company or any investment vehicle in the event that no Investors are identified, any Investor decides not to invest, and/or if the Company decides not to accept an Investor’s investment or separately managed account.

25.

Further Assurances. The parties shall afford each other reasonable assurances, including written representations and access to any correspondence, agreements, or other documents, which the other party may reasonably request for the purpose of verifying compliance with the terms and conditions of this Agreement.

Signature page immediately follows:

{02864895;1}

Boustead Securities, LLC	Direct phone:	+1 949 295-1580
6 Venture, Suite 395	Email:	keith@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com
530116.v3

Page | 11

Please confirm that the foregoing is in accordance with our understanding by signing and returning one copy of this Agreement to Boustead to indicate the Company’s acceptance of the terms set forth herein.

Very truly yours,	Boustead Securities, LLC

	By:	/s/ Keith Moore
Keith Moore, CEO

Accepted as of the date first above written:

Allied Corp.

By:	/s/ Calum Hughes
Calum Hughes, Chief Executive Officer and Director

{02864895;1}

Boustead Securities, LLC	Direct phone:	+1 949 295-1580
6 Venture, Suite 395	Email:	keith@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com
530116.v3

Page | 12

Exhibit A: Indemnification

The Company agrees that it shall indemnify and hold harmless, Boustead, its members, managers, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party with respect to, caused by, or otherwise arising out of any transaction contemplated by this Agreement or Boustead's performing the services contemplated hereunder; provided, however, the Company will not be liable to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from Boustead's fraud, gross negligence or bad faith in performing such services.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and Boustead on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Boustead on the other, but also the relative fault of the Company and Boustead; provided, however, in no event shall the aggregate contribution of Boustead and/or any Indemnified Party be in excess of the net compensation actually received by Boustead and/or such Indemnified Party pursuant to this Agreement.

The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

In the event any Indemnified Party shall incur any expenses covered by this Exhibit A, the Company shall reimburse the Indemnified Party for such covered expenses within thirty (30) business days of the Indemnified Party's delivery to the Company of an invoice therefor, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company's receipt of a written undertaking from the Indemnified Party to repay such amounts within thirty (30) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder. The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of Boustead's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets.

{02864895;1}

Boustead Securities, LLC	Direct phone:	+1 949 295-1580
6 Venture, Suite 395	Email:	keith@boustead1828.com
Irvine, CA 92618 USA	Web:	www.boustead1828.com
530116.v3